Exhibit 4(d)


                             STATEMENT OF RESOLUTION

                  ESTABLISHING THE    SERIES OF PREFERRED STOCK

                                       OF

                              TXU ELECTRIC COMPANY

To the Secretary of State

    of State of Texas

     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for
the purpose of establishing and designating the   series of its preferred stock,
and fixing and determining the relative rights and preferences thereof:

     1.   The name of the corporation is TXU Electric Company (the "Company").

     2. The following resolution, establishing and designating the series of preferred stock, and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Company on , 2001 and was thereby duly adopted by all necessary action on the part of the Company:

          RESOLVED that,      shares of authorized stock classified as Preferred
     Stock as provided in Division A of Article VI of the Restated Articles of Incorporation, as amended, shall constitute the series of Preferred Stock and are designated as Cumulative Preferred Stock, which series shall have, in addition to the general terms and characteristics of all the authorized shares of Preferred Stock of the Company, the following distinctive terms and characteristics:

     (a)  The   series of Preferred Stock shall have a fixed dividend annual
          rate of    Dollars and    Cents ($     ) per share. Dividends shall be
                                            -----
          cumulative and shall be payable quarterly on the first days of       ,
                   ,         , and           in each year, commencing          ,
                  ;

     (b)  Said    series shall not be redeemable prior to     ; and on and after
          that date the fixed redemption price on the shares of such     series
          shall be [$100] per share plus unpaid and accumulated dividends, if any, to the redemption date;

          Dividends shall accrue on each outstanding share of the series of Preferred Stock or fraction thereof from the date of original issue of such share or fraction thereof, [unless such date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders entitled to receive a quarterly dividend and before the Quarterly Dividend Payment Date therefor, in either of which events such dividends shall accrue from such Quarterly Dividend


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          Payment Date.] Accrued but unpaid dividends shall not bear interest.
          Dividends paid on the shares of the    series of Preferred Stock or
          fraction thereof in an amount less than the total amount of such dividends at the time accrued and payable on such shares or fraction thereof shall be allocated pro rata on a share-by-share basis among all such shares or fraction thereof at the time outstanding. The Board of Directors may fix a record date for the determination of holders of
          shares of the    series of Preferred Stock entitled to receive payment
          of a dividend or distribution declared thereon.

     (c)  The amount payable upon the shares of said    series in the event of
          voluntary or involuntary dissolution, liquidation or winding up of the Company shall be [$100] per share plus an amount equivalent to the unpaid and accumulated dividends thereon, if any, to the date of such voluntary or involuntary dissolution, liquidation or winding up.

     (d)  [There is no sinking fund for the redemption or purchase of shares of
          the     series of Preferred Stock.]


Dated:           , 2001.


                                        TXU ELECTRIC COMPANY


                                        By:
                                           -------------------------------------
                                           [Name]
                                           [Title]


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